EXHIBIT 99.2


[E&Y Logo Appears Here] ERNST & YOUNG

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                         Independent Accountant's Report

To the Partners of Airlease Ltd.,
A California Limited Partnership

We have reviewed the accompanying balance sheets of Airlease Ltd., a California Limited Partnership, as of June 30, 2004 and 2003, and the related statements of operations for the three-month and six-month periods then ended, and the related statements of changes in partners' equity accounts and cash flows for the six-month period then ended. These interim financial statements are the responsibility of the Partnership's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with accounting principles generally accepted in the United States.


                              /s/ ERNST & YOUNG LLP

July 12, 2004










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